Exhibit 99.1
Contacts
ImaRx Therapeutics
The Ruth Group (investors/media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com
IMARX THERAPEUTICS SIGNS LETTER OF INTENT WITH MICROBIX
BIOSYSTEMS FOR THE SALE OF UROKINASE
Microbix to Acquire Commercialized Thrombolytic
and Related Assets for $17 Million
TUCSON, AZ — (May 7, 2008) —ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today announced that it has signed a letter of intent in which Microbix Biosystems will acquire urokinase inventory and related assets from ImaRx for $17 million in cash. Urokinase is an FDA-approved thrombolytic, or clot-dissolving agent, indicated for the treatment of acute massive pulmonary embolism. ImaRx acquired an approximate four year inventory of the product from Abbott Laboratories and has been selling the product from inventory since 2006.
Bradford A. Zakes, President and CEO of ImaRx, stated, “The proceeds to be generated through this transaction provide ImaRx with a solid source of non-dilutive financing. We are very pleased with the terms under which we have reached agreement with Microbix on the sale of our urokinase asset. Through this transaction, ImaRx will have gained access to operating capital under favorable economic terms that will enable the company to continue the advancement of our core SonoLysis technology.”
Under terms of the agreement, Microbix will acquire the urokinase product and related assets for an upfront payment of $12 million plus an additional $5 million upon achievement of an inventory stability milestone. Upon closing, Microbix will assume full responsibility for urokinase, including sales, marketing and regulatory compliance requirements. To facilitate the inventory stability milestone, Microbix will engage ImaRx in a support services agreement.
ImaRx had previously announced in January 2008 that it had signed a letter of intent to partner with Microbix in the transfer of the manufacturing process and production of a new supply of urokinase. Zakes stated, “Whereas we viewed the manufacturing partnership with Microbix under the structure of our original letter of intent as an attractive means of maintaining an ongoing supply of urokinase in the marketplace, we ultimately concluded that selling the entire asset to Microbix created an even greater value proposition for ImaRx by enabling the company to accelerate the monetization of our existing inventory and utilize the proceeds towards the advancement of our SonoLysis program.”

This decision was further supported by the company’s announcement in April 2008 that it had fully satisfied all of its obligations under the $15 million non-recourse promissory note to Abbott Laboratories in exchange for the payment of $5.2 million in cash and certain payables.
Mr. Zakes concluded, “SonoLysis represents the original investment thesis for the vast majority of our existing shareholders. ImaRx is recognized world wide as a leader in the development of microbubble technologies and has a proven track record in this field. We have an experienced and talented team of scientists that are passionate about this program and dedicated in their pursuit to prove the therapeutic potential of this important technology. We were encouraged by the results of this technology from the first cohort of our TUCSON stroke study and believe that SonoLysis has the potential to treat several other vascular disorders beyond ischemic stroke including peripheral artery disease, deep vein thrombosis and other life threatening indications. Although sales of our urokinase inventory served a valuable purpose in helping cash-flow the business since the time we acquired it from Abbott, the $17 million in proceeds generated through the divestiture of this asset will enable the company to focus on our core competency and work towards generating future value for our shareholders.”
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. The Company’s commercialization efforts are currently focused on its product, urokinase, for the treatment of acute massive pulmonary embolism.
About SonoLysis
ImaRx’s SonoLysis program involves the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues. The sub-micron size of MRX-801 microbubbles may allow them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, can break the clot into very small particles. This technology was most recently evaluated in a Phase I/II clinical trial in combination with tPA in patients suffering from acute ischemic stroke.
About Urokinase
Urokinase is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism, or blood clots in the lungs. The product has been commercialized for more than 20 years and has been administered to greater than four million patients. In 2006, ImaRx acquired urokinase and all related assets, including an approximate four-year supply of inventory, cell lines and manufacturing rights to the drug. Since October 2006, ImaRx has been selling its urokinase inventory in the U.S. market where it is estimated to be listed on pharmacy formularies at approximately 700 acute care hospitals and has generated $14.2 million in net proceeds through the fourth quarter of 2007.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including the risks associated with the fact that the Letter of Intent with Microbix is subject to various conditions to closing any of which if not satisfied may result in termination of the agreement, including: failure of the parties to enter into a definitive agreement; failure of Microbix to finance the acquisition; and failure to complete due diligence to the satisfaction of either or both parties. Additionally, ImaRx’s development of its SonoLysis program is also subject to certain risks and uncertainties including: ImaRx may not timely or successfully develop SonoLysis; the Company may not have sufficient resources to complete the development of SonoLysis for any indication; data generated by the Company may not support approval of the therapy by the FDA; advancement of the SonoLysis program may not result in the generation of shareholder value; and other risks associated with the approval and commercialization of the technologies. These forward-looking statements represent ImaRx’s judgment as of the date of this press release. Additional risks and uncertainties related to ImaRx can be found in its filings with the U.S. Securities and Exchange Commission. This press release is as of May 7, 2008 and the Company disclaims any intent or obligation to update these forward-looking statements.
#            #            #

3